AMENDMENT TO FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HEATWURX, INC.

Heatwurx, Inc. (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

I. The name of the corporation is Heatwurx, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 29, 2011. The Certificate of Incorporation was restated on April 15, 2011, October 25, 2011, and July 24, 2012, was amended on June 28, 2011, and June 21, 2013, and restated and amended on September 27, 2017.

2. This Amendment to the Fourth Amended and Restated Certificate of Incorporation was duly adopted by the board of directors and the stockholders of the Corporation in accordance with the applicable provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware.

3. This Amendment to the Fourth Amended and Restated Certificate of Incorporation amends the text of the Article First and adds Article Ninth to read as herein set forth in full:

FIRST: The name of the Corporation is: Processa Pharmaceuticals, Inc.,

NINTH: Upon the filing of this Amendment to the Fourth Amended and Restated Certificate of Incorporation, each seven (7) shares of the Corporation's Common Stock, par value, $0.0001 per share, issued and outstanding immediately prior to the effective time, shall automatically be reclassified and converted into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.0001 per share, of the Corporation, without any action by any holder thereof.

EXECUTED on October 23, 2017

By:	/s/ Wendy Guy
Name: Wendy Guy
Title: Secretary

1	State of Delaware Secretary of State Division of Corporations Delivered 03:48 PM l0/23/17 FILED 03:48 PM l0/23/17 SR 20176743786 - File Number 4961094